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                                                                 EXHIBIT 15.2




December 16, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated February 13, 2004, except for Note 1 which is dated as of December 16, 2004 on our review of interim financial information of Toyota Motor Credit Corporation (the "Company") for the three and nine month periods ended December 31, 2003 and 2002 and included in the Company's quarterly report on Form 10-Q for the quarter ended December 31, 2003 is incorporated by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-84692,333-103406, 333-103406-01
and 333-113680).

Yours very truly,



/S/ PRICEWATERHOUSECOOPERS LLP



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